                                                                    EXHIBIT 12.1



                               CSC HOLDINGS, INC.



             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES



                                              SIX MONTHS ENDED
                                                   JUNE 30,                                YEARS ENDED DECEMBER 31,
                                         --------------------------  ---------------------------------------------------------------
                                              2001          2000          2000          1999         1998        1997       1996
                                              ----          ----          ----          ----         ----        ----       ----
Earnings:
    Income/(loss) from continuing
        operations before income
        taxes                             $ 1,829,834    $(206,714)   $   394,557    $(630,520)   $(286,632)   $136,663   $(332,079)
                                          -----------    ---------    -----------    ---------    ---------    --------   ---------

Add:
    Equity in net loss of affiliates           11,343        2,269         16,685       19,234       37,368      27,165      82,028
    Minority interest                         219,144        6,326           (625)     (49,563)     (37,195)     60,694       9,417
    Fixed charges per (B) below               287,840      291,419        606,539      507,339      458,230     381,202     278,437

    Amortization of previously
        capitalized interest                       --           --             --           --           --          --          --

Deduct:
    Interest capitalized during period             --           --             --           --           --          --          --
                                          -----------    ---------    -----------    ---------    ---------    --------   ---------

Earnings for computation
    purposes (A)                          $ 2,348,161    $  93,300    $ 1,017,156    $(153,510)   $ 171,771    $605,724    $ 37,803
                                          ===========    =========    ===========    =========    =========    ========   =========

Fixed charges:
    Interest on indebtedness,
    expensed or capitalized,
    including amortization of debt
    expense                                   269,991      271,547        569,251      470,549      426,402     368,700     268,177
                                          -----------    ---------    -----------    ---------    ---------    --------   ---------

Portion of rents (D) representative of
    the interest factor                        17,849       19,872         37,288       36,790       31,828      12,502      10,260
                                          -----------    ---------    -----------    ---------    ---------    --------   ---------

Fixed Charges for computation
    purposes (B)                          $   287,840    $ 291,419    $   606,539    $ 507,339    $ 458,230    $381,202   $ 278,437
                                          ===========    =========    ===========    =========    =========    ========   =========

Ratio of earnings to fixed charges
    (A)/(B)                                      8.16           --          1.68x           --           --       1.59x          --
                                          ===========    =========    ===========    =========    =========    ========   =========

Deficiency of earnings available to
    cover fixed charges                   $        --    $(198,119)   $        --    $(660,849)   $(286,459)   $     --   $(240,634)
                                          ===========    =========    ===========    =========    =========    ========   =========